As filed with the Securities and Exchange Commission on August 17, 2026

Registration No. 333-279847

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
Post-Effective Amendment No. 22
to
Form S-11
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________________
Hines Global Income Trust, Inc.
(Exact name of registrant as specified in governing instruments)
__________________________________

845 Texas Avenue Suite 3300 Houston, Texas 77002-1656 (888) 220-6121	J. Shea Morgenroth 845 Texas Avenue Suite 3300 Houston, Texas 77002-1656 (888) 220-6121
(Address, including zip code, and telephone number, including, area code, of principal executive offices)	(Name and address, including zip code, and telephone number, including area code, of agent for service)
__________________________________
With copies to:
Alice L. Connaughton
Morrison & Foerster LLP
2100 L Street, NW
Suite 900
Washington, DC 20037
(202) 887-1500
_________________________________

Approximate date of commencement of proposed sale to the public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☑ Registration No. 333-279847

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑
Smaller reporting company ☐		Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13 (a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 22 to the Registration Statement (Registration No. 333-279847) of Hines Global Income Trust, Inc. is filed pursuant to Section 462(d) of the Securities Act of 1933, as amended, solely to file an exhibit that was not previously filed with respect to such Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.        Financial Statements and Exhibits

(b) Exhibits:    The following exhibits are filed as part of this Registration Statement.

Exhibit No.	Description
99.1	Consent of Altus Group U.S. Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas on August 17, 2026.

HINES GLOBAL INCOME TRUST, INC.
By:	/s/ Jeffrey C. Hines
Jeffrey C. Hines Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey C. Hines	Chief Executive Officer and Chairman of the Board of Directors	August 17, 2026
Jeffrey C. Hines	(Principal Executive Officer)

/s/ J. Shea Morgenroth	Chief Financial Officer	August 17, 2026
J. Shea Morgenroth	(Principal Financial Officer)

/s/ A. Gordon Findlay	Chief Accounting Officer, Treasurer and Secretary	August 17, 2026
A. Gordon Findlay	(Principal Accounting Officer)

*	Director	August 17, 2026
Dougal A. Cameron

*	Director	August 17, 2026
John O. Niemann, Jr.

*	Director	August 17, 2026
Diane S. Paddison

*	Director	August 17, 2026
Dr. Ruth J. Simmons

*	Director	August 17, 2026
Laura Hines-Pierce

*	Director	August 17, 2026
David L. Steinbach

* Signed on behalf of the named individuals by J. Shea Morgenroth under power of attorney.